Exhibit 10.33

REALNETWORKS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Tracy Daw (“Executive”) and RealNetworks, Inc., a Washington corporation (the “Company”), effective as of September 9, 2010 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment in connection with a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate (i) automatically upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, or (ii) if sooner, upon the expiration of a period no less than twelve (12) months following the Company’s written notice to Executive of the termination of the Agreement.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as otherwise may be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”).

3. Severance Benefits. If the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s death or disability, or Executive resigns for Good Reason and such termination occurs during the period commencing three (3) months before and ending twenty-four (24) months following a Change in Control (the “Change in Control Period”), then, in each case subject to Section 4, Executive will receive the following severance from the Company:

(a) Base Salary Severance. Executive will receive a lump sum severance payment equal to one hundred twenty five percent (125%) of Executive’s base salary as in effect immediately prior to Executive’s termination of employment (unless the termination occurs as a result of clause (ii) of the definition of “Good Reason” under Section 6(c) below, in which case the amount will be equal to Executive’s annual base salary in effect prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control, payable within forty-five (45) days following the date of Executive’s termination of employment.

(b) Target Bonus Severance. Executive will receive a lump sum severance payment equal to one hundred twenty five percent (125%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs (unless the termination occurs as a result of clause (iii) of the definition of “Good Reason” under Section 6(c) below, in which case the amount will be equal to Executive’s target bonus in effect prior to such reduction) or (if greater) at the level in effect for the fiscal year in which the Change in Control occurs, payable within forty-five (45) days following Executive’s termination date.

(c) Prorated Annual Incentive Bonus. Executive will receive a lump sum severance payment equal to Executive’s prorated bonus for any partial annual incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (at an assumed 100% on-target achievement of applicable goals) to the extent not already paid, payable within forty-five (45) days following the date of Executive’s termination of employment.

(d) Equity. All of Executive’s unvested and outstanding equity awards granted on or after August 26, 2010, will vest immediately and become exercisable as of the date of Executive’s termination of employment. In addition, Executive will have twelve (12) months following the date of Executive’s termination of employment in which to exercise Executive’s equity awards that are or become vested, and are outstanding, as of the date of Executive’s termination of employment; provided, however, (A) in no event will Executive’s equity awards be permitted to be exercised beyond their original maximum term to expiration and (B) notwithstanding the foregoing, the extension of post-termination exercisability described in this Section 3(d) will not apply to any of Executive’s stock options to purchase shares of the Company’s common stock granted prior to the Effective Date to the extent such options are intended to constitute and do qualify as incentive stock options within the meaning of Section 422 of the Code.

(e) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of eighteen (18) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

(f) Voluntary Resignation Without Good Reason; Termination for Cause; Death or Disability. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason during the Change in Control Period), for Cause by the Company, without Cause by the Company (except during the Change in Control Period) or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(g) Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 3 of this Agreement that would be considered Deferred Payments (as defined in Section 4(c) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 4(a)(ii), or (C) such time as required by Section 4(c).

(ii) No severance payments and benefits under Section 3 of this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable. In the event of Executive’s death before all of the severance payments and benefits under Section 3 have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b) Non-disparagement, No-hire, and Non-solicitation. Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance payor other benefits pursuant to Section 3 above,

(i) that Executive will refrain from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/ compensation/benefit practices of the Company; and

(ii) that for a period of one (I) year immediately following the date of Executive’s termination of employment, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive’s own purposes, or for any other person or entity. Executive acknowledges and agrees that the Company is relying on Executive’s compliance with this Section 4(b) as an essential term of this Agreement. If Executive becomes entitled to receive any benefits or payments pursuant to Section 3, and is determined to have violated this Section 4(b), whether before or after Executive’s separation from employment, the Company will be entitled to cease providing and/or recover any payments made or benefits provided pursuant to Section 3. The Company’s rights pursuant to this Section 4(b) are in addition to any remedies it may have for breach of contract or otherwise; further, the remaining terms of this Agreement, as well as the Release contemplated by Section 4(a), as applicable, will remain in full force and effect.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (l) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 2800 of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 2800 and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony involving moral turpitude (including under federal securities laws), resulting in material harm to the Company; (ii) the substantial and continuing failure of Executive after written notice thereof to render services to the Company in accordance with the terms or requirements of Executive’s employment for reasons other than illness or incapacity; (iii) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Executive involving the Company or any of its subsidiaries, resulting in any case in material harm to the Company; or (iv) Executive’s violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, resulting in material harm to the Company.

(b) Change in Control. “Change in Control” means the occurrence of any of the following:

(i) during any period of twenty-four (24) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Company’s initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or

(ii) any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections l3(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below); or

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of(x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that anyone person, or more than one person acting as a group (“Person”) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change in Control will not be deemed to occur as a result of the sale, spin-off, or other divestiture of the Company’s Games and/or Rhapsody businesses.

(c) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent:

(i) a material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to such reduction (including, for example, but not by way of limitation, a material reduction due to (A) the Company ceasing to be a publicly held company; or (B) the Company becoming part of a larger entity (unless Executive receives substantially the same level of duties, authorities and responsibilities with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity));

(ii) a material reduction in Executive’s annual base compensation as in effect immediately prior to such reduction (provided that a reduction often percent (10%) or less will not constitute a material reduction under this clause (ii));

(iii) a material reduction in Executive’s annual target bonus opportunity as in effect immediately prior to such reduction (provided that a reduction of ten percent (10%) or less will not constitute a material reduction under this clause (iii)); and

(iv) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (iv).

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Executive Officer (or in the absence of a Chief Executive Officer, the President of the Company) and its General Counsel (or in the absence of a General Counsel, the Deputy General Counsel of the Company).

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

9. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Entire Agreement. This Agreement, together with the Employment Offer Letter and the Development, Confidentiality and Noncompetition Agreement entered into between you and the Company, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(d) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions), Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not rising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	REALNETWORKS, INC

	By:	/s/ Robert Kimball
Title: President & CEO

EXECUTIVE	By:	/s/ Tracy D. Daw
Chief Legal Officer & Corporate Secretary